D-Wave, Yonsei University and Incheon Metropolitan City Announce Strategic Relationship
Partnership includes research collaboration, development of commercial use cases, and collaborative efforts for acquisition of a D-Wave Advantage2™ system at Yonsei University International Campus

PALO ALTO, Calif., SEOUL, South Korea and INCHEON, South Korea – June 17, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, today announced that it has signed a memorandum of understanding (MOU) with Yonsei University and Incheon Metropolitan City, designed to accelerate the exploration, adoption and usage of quantum computing in South Korea.

Under the terms of the MOU, the three organizations intend to work together to advance mutual research and talent development for quantum computing, provide access to D-Wave’s quantum computing technology, and collaborate on development of use cases in biotechnology, materials science and other areas. In addition, the MOU facilitates the organizations’ efforts towards the acquisition of a D-Wave Advantage2 system at the Yonsei University International Campus in Songdo, Yeonsu-gu, Incheon.

“This strategic relationship marks an important step in furthering D-Wave’s mission to accelerate global quantum computing adoption,” said Dr. Alan Baratz, CEO of D-Wave. “Yonsei University and Incheon Metropolitan City recognize the remarkable, immediate opportunity for scientific breakthroughs and business transformation possible with D-Wave’s quantum computing technology. We look forward to the possibility of installing a system at Yonsei University to further establish its role as a global quantum hub.”

“This collaboration with D-Wave and Incheon Metropolitan City supports our mission to facilitate a collaborative ecosystem for quantum computing literacy, research and commercial application development,” said Dong-Sup Yoon, president of Yonsei University. “By working together towards the introduction of a D-Wave annealing quantum computer onsite at Yonsei University, we believe we are opening up significant opportunities to advance industry and research in South Korea.”

“We have a unique opportunity to establish Incheon as a global quantum hub,” said Yoo Jeong-bok, mayor of Incheon Metropolitan City. “Building on Incheon’s strengths in the bio industry and other key sectors, we anticipate the emergence of a true quantum cluster where quantum technology converges with various industries to create innovative breakthroughs and attract top talent from around the world.”

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers, the world’s largest, are available on-premises or via the cloud, supported by 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

About Yonsei University
Yonsei University, founded in 1885, is one of Korea's leading private universities, renowned for its excellence in education and research. In February 2025, Yonsei University completed the construction of the Quantum Convergence Research Center on its International Campus. Centered around the “Yonsei Quantum Complex”—a global hub for quantum education and research collaboration that encompasses both the Quantum Computing Center and the Quantum Convergence Research Center—the university is accelerating its efforts in quantum computing research and its broader dissemination. Furthermore, Yonsei University plans to actively expand collaborations with leading universities and research institutes worldwide, enhancing its research capabilities and global competitiveness in advanced science and technology. The university is committed to continued investment and joint projects in the field of quantum science and technology, aiming to establish itself as a global leader in the discipline. Visit https://qinitiative.yonsei.ac.kr/en/main for more information.

About Incheon Metropolitan City
Incheon Metropolitan City surpassed KRW 117 trillion in Gross Regional Domestic Product (GRDP) last year, achieving the highest real economic growth rate in the nation for the second consecutive year. As South Korea’s second-largest economic city, Incheon is leveraging its status as home to Incheon International Airport—the nation’s largest air logistics hub—and the Incheon Free Economic Zone to build a robust global network and advance toward becoming a Top 10 Global City. Learn more at https://www.incheon.go.kr/en/index.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts:
D-Wave
Alex Daigle
media@dwavesys.com